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                                                                     EXHIBIT 2.2


                                VOTING AGREEMENT

      This VOTING AGREEMENT ("AGREEMENT") is made and entered into as of July 28, 2003 by and between Secure Computing Corporation, a Delaware corporation ("BUYER"), and the person whose name appears on the signature page hereto as a shareholder of N2H2, Inc., a Washington corporation ("SELLER"), acting in his capacity as a shareholder of Seller and not in any other capacity ("Shareholder").

      A. Concurrently with the execution of this Agreement, Seller, Nitro Acquisition Corp., a Washington corporation ("MERGER SUB"), and Buyer are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into Seller (the "MERGER"). Capitalized terms used and not otherwise defined herein, and defined in the Merger Agreement, shall have the respective meanings ascribed to them in the Merger Agreement.

      B. As of the date hereof, Shareholder Beneficially Owns the number of outstanding shares of the Common Stock of Seller ("SELLER COMMON STOCK") set forth on the signature page hereto.

      C. As inducement and a condition to entering into the Merger Agreement, Buyer has required Shareholder to agree, and Shareholder has agreed, to enter into this Agreement.

      The parties agree as follows:

      1.    CERTAIN DEFINITIONS.  For purposes of this Agreement:

            (a) "BENEFICIALLY OWN" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"). Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person include securities Beneficially Owned by all other persons with whom such person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act with respect to the securities of the same issuer.

            (b) "EXISTING SHARES" means all issued and outstanding shares of Seller Common Stock owned of record or Beneficially Owned by Shareholder and over which Shareholder has voting control as of the record date for persons entitled (i) to receive notice of, and to vote at, a meeting of the shareholders of Seller called for purposes of voting on the Merger Agreement and the Merger, or (ii) to take action by written consent of the shareholders of Seller with respect to the Merger Agreement and the Merger.

            (c) "VOTING PERIOD" means the period commencing on the date of this Agreement and continuing until the termination of this Agreement.


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      2. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder represents and warrants to Buyer as follows:

            (a) On the date hereof, Shareholder Beneficially Owns the outstanding shares of Seller Common Stock set forth on the signature page hereto and holds stock options and warrants to purchase the number of shares of Seller Common Stock set forth on the signature page hereto. On the date hereof, such shares constitute all of the outstanding shares of Seller Common Stock Beneficially Owned by Shareholder and all of the shares of Seller Common Stock subject to stock options or warrants held by Shareholder. On the date hereof, there are no outstanding options or other rights to acquire from Shareholder, or obligations of Shareholder to sell, any shares of Seller Common Stock. Except as permitted by this Agreement, the shares of Seller Common Stock set forth on the signature page hereto are held by Shareholder, or by a nominee or custodian for the benefit of Shareholder, free and clear of all mortgages, claims, charges, liens, security interests, pledges, options, proxies, voting trusts or agreements ("ENCUMBRANCES"), except for any such Encumbrances arising hereunder.

            (b) Shareholder has the legal capacity, power and authority to enter into and perform all of Shareholder's obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            (c) Except for any applicable filings under federal and state securities laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Shareholder for the execution of this Agreement by Shareholder or compliance by Shareholder with the provisions hereof. Neither the execution and delivery of this Agreement by Shareholder nor the compliance by Shareholder with the provisions hereof will (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's properties or assets is bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Shareholder or any of the Existing Shares.

            (d) Shareholder understands and acknowledges that Buyer is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder's concurrent execution and delivery of this Agreement.

      3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Shareholder as follows:

            (a) Buyer has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and


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delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            (b) Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any Government Entity is necessary for the execution of this Agreement by Buyer. Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with any of the provisions hereof shall (i) conflict with or result in any breach of any organizational documents of Buyer, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, acceleration, redemption or purchase) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of any kind to which Buyer is a party or by which Buyer or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Buyer or any of its properties or assets.

      4. DISCLOSURE. Shareholder hereby agrees to permit Buyer to publish and disclose in the Registration Statement and the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC), and in any press release or other disclosure document which Buyer reasonably determines to be necessary or desirable to comply with applicable law or the rules and regulations of The Nasdaq Stock Market in connection with the Merger and any transactions related thereto, Shareholder's identity and ownership of Seller Common Stock and the nature of Shareholder's commitments, arrangements and understandings under this Agreement, provided that any public announcement or disclosure is made in accordance with the terms of the Merger Agreement.

      5. VOTING AGREEMENT. Shareholder hereby irrevocably and unconditionally agrees that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time or termination of this Agreement, Shareholder will appear (in person or by proxy) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Seller Common Stock, however called, or otherwise cause the Existing Shares then Beneficially Owned by Shareholder to be counted as present thereat for purposes of establishing a quorum, and (b) Shareholder will vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) in favor of the Merger. Shareholder will also vote or provide a written consent with respect to the Existing Shares (or will cause the Existing Shares to be voted, or cause a written consent to be provided with respect to the Existing Shares) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Seller contained in the Merger Agreement. Shareholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 5.


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      6. GRANT OF IRREVOCABLE PROXY; FURTHER ASSURANCES.

            (a) Shareholder hereby appoints Buyer and any designee of Buyer, and each of them individually, as such Shareholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Existing Shares in accordance with Section 5. This proxy is given to Buyer to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall promptly cause a copy of this Agreement to be deposited with Seller at its principal place of business. Shareholder shall take further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

            (b) The proxy and power of attorney granted pursuant to Section 6(a) by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

            (c) Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Buyer the power to carry out and give effect to the provisions of this Agreement.

      7. COVENANTS.

            (a) Except for Encumbrances in existence as of the date hereof, Shareholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, "Transfer"), or enter into any contract, option or other agreement to Transfer any or all of the Existing Shares; provided, however, that Shareholder may Transfer any or all of its Existing Shares to any Person that agrees in writing to be bound by the terms of this Agreement and, with the consent of Buyer, may pledge or encumber any Existing Shares so long as such pledge or encumbrance would not impair any Shareholder's ability to perform its obligations under this Agreement; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

            (b) In the event of a stock dividend or distribution, or any change in the Seller Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Existing Shares" shall be deemed to refer to and include the Existing Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Existing Shares may be changed or exchanged or which are received in such transaction.



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      8. REASONABLE EFFORTS. Subject to the terms and conditions of this
Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effectuate the provisions by this Agreement.

      9. TERMINATION. This Agreement shall terminate on the earliest to occur of: (a) the termination of the Merger Agreement; (b) the agreement of the parties hereto to terminate this Agreement; or (c) the consummation of the Merger.

      10. MISCELLANEOUS.

            (a) Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Buyer and Shareholder at any time prior to the Effective Time.

            (b) Any failure of Shareholder, on the one hand, or Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Buyer (with respect to any failure by Shareholder) or Shareholder (with respect to any failure by Buyer or Merger Sub), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10(b).

            (c) All notices and other communications hereunder shall be in writing and shall be delivered personally by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if personally delivered or on the next business day following transmittal if sent by confirmed facsimile. Notices, including oral notices, shall be delivered as follows:

      if to Shareholder, at the
      address set forth on the
      signature page, with a
      copy to:                   Orrick, Herrington & Sutcliffe LLP
                                 719 Second Avenue, Suite 900
                                 Seattle, WA 98104
                                 Telephone: 206-839-4320
                                 Facsimile: 206-839-4301
                                 Attention: Stephen Graham, Esq.

            if to Buyer, or
            Merger Sub, to:      4810 Harwood Road
                                 San Jose, CA 95124
                                 Telephone: 408-979-6180
                                 Facsimile: 408-979-6505
                                 Attention: Timothy McGurran



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            with a copy to:      2675 Long Lake Road
                                 St. Paul, MN 55113
                                 Telephone: 651-628-6221
                                 Facsimile: 651-628-2714
                                 Attention: Mary Budge, Esq.
                       and

                                 Heller Ehrman White & McAuliffe llp
                                 275 Middlefield Road
                                 Menlo Park, CA 94025-3506
                                 Telephone: 650 324-7000
                                 Facsimile: 650 324-0638
                                 Attention: Kyle Guse, Esq.


            (d) Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except the parties hereto.

            (e) This Agreement shall be governed by the laws of the State of Washington without reference to principles of conflicts of law.

            (f) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

            (h) The article and section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. The word "including" shall be deemed to mean "including without limitation."

            (i) This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

            (j) When used in this Agreement "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory


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instrument, treaty, regulation, directive, decision, code, order, decree, injunction, resolution or judgment of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, or agency.

            (k) Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages. Therefore, in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

            (l) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

            (m) Notwithstanding any other provision of this Agreement (including, without limitation, Section 5 hereof), nothing contained in this Agreement shall bind or obligate Shareholder to act or refrain from acting in any capacity other than as a shareholder of Seller, it being expressly understood and agreed that this Agreement shall not bind or obligate Shareholder in his capacity as a director or officer of Seller.

            (n) Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting the agreement.

                            [signature page follows]






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      IN WITNESS WHEREOF, the parties hereto have signed this Voting Agreement, in the case of Buyer by its duly authorized officer, as of the date first above written.

                                         SECURE COMPUTING CORPORATION

------------------------------------
Shareholder Name

                                         By:
                                            ------------------------------------

                                         Print Name:
                                                    ----------------------------

Signature:                               Print Title:
          ------------------------                   ---------------------------

NUMBER OF OUTSTANDING SHARES
BENEFICIALLY OWNED BY
SHAREHOLDER:
            ----------------------

NUMBER OF SHARES SUBJECT TO STOCK
OPTIONS HELD BY SHAREHOLDER:
                            ------

NUMBER OF SHARES SUBJECT TO
WARRANTS HELD BY SHAREHOLDER:

----------------------------------

ADDRESS OF SHAREHOLDER:

----------------------------------

----------------------------------
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                   SHAREHOLDER SIGNATORIES TO VOTING AGREEMENT

                                 HOLLIS R. HILL
                                MICHAEL T. LENNON
                               PETER H. NICKERSON
                                  J. PAUL QUINN
                                 RICHARD T. ROWE
                                 MARK A. SEGALE
                                  DAWN TRUDEAU
                               HOWARD PHILIP WELT